Exhibit 10.11

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of July 1, 2020 by and among Insurance Acquisition Corp., a Delaware corporation (“Parent”), Insurance Acquisition Sponsor, LLC, a Delaware limited liability company (“IAC Sponsor”), Dioptra Advisors, LLC, a Delaware limited liability company (“Dioptra Sponsor” and together with IAC Sponsor, “Sponsor”), Shift Technologies, Inc., a Delaware corporation (“Shift” or the “Company”), and the undersigned Shift stockholders (the “Shift Stockholders” and, together with Sponsor, the “Voting Parties” and each a “Voting Party”).

WHEREAS, prior to the execution of this Agreement, Parent, Insurance Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Shift have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Shift (the “Merger”), with Shift continuing as the surviving entity following the Merger.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used herein the term “Voting Shares” shall mean (i) all securities of Parent beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised options or warrants, but including any shares of stock acquired upon exercise of such options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by any Voting Party, including any and all securities of Parent acquired and held in such capacity subsequent to the date hereof (“Parent Voting Shares”) and (ii) all securities of Shift Beneficially Owned by any Voting Party, including any and all securities of Shift acquired and held in such capacity subsequent to the date hereof (“Shift Voting Shares”). Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

2. Representations and Warranties of the Voting Parties. Each Voting Party on its own behalf hereby represents and warrants to the other parties hereto, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of its Voting Shares set forth on Annex A as follows:

a. Authority. If Voting Party is a legal entity, Voting Party has all requisite power and authority to enter into this Agreement, to perform fully Voting Party’s obligations hereunder and to consummate the transactions contemplated hereby. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement. If Voting Party is a legal entity, this Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

b. No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement. If Voting Party is a natural person, no consent of such Voting Party’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

c. No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Voting Party’s organizational documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Merger or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement.

d. Ownership of Shares. Voting Party (i) Beneficially Owns its Voting Shares free and clear of all Encumbrances and (ii) has the sole power to vote or caused to be voted its Voting Shares. Except pursuant hereto and pursuant to (i) that certain Letter Agreement, dated as of March 19, 2019, by and between certain stockholders of Parent and Parent, (ii) that certain Limited Liability Company Agreement of IAC Sponsor, (iii) that certain Limited Liability Company Agreement of Dioptra Sponsor, (iv) that certain Amended and Restated Investor Rights Agreement, dated as of September 12, 2018 (the “Investor Rights Agreement”), by and among Shift, certain Shift Stockholders and the other stockholders of Shift party thereto, (v) that certain Amended and Restated Voting Agreement, dated as of September 12, 2018 (the “Shift Voting Agreement”), by and among Shift, certain Shift Stockholders and the other stockholders of Shift party thereto, (vi) that certain Amended and Restated Rights of First Refusal and Co-Sale Agreement, dated as of September 12, 2018 (the “Shift ROFR Agreement” and, together with the Investor Rights Agreement, the Shift Voting Agreement, the Shift ROFR Agreement and any other similar agreements or side letters between Shift and Voting Parties relating to management rights, board observer rights or similar arrangements, the “Shift Affiliate Agreements”), by and among Shift, certain Shift Stockholders and the other stockholders of Shift party thereto, (vii) that certain Agreement, dated as of June 24, 2020 (the “Lithia Agreement”), by and between Lithia Motors, Inc. and Shift, (viii) the Sixth Amended and Restated Certificate of Incorporation of Shift (the “Shift Charter”) and (ix) the Bylaws of Shift, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own (i) any Voting Shares other than the Voting Shares set forth on Annex A or (ii) any options, warrants or other rights to acquire any additional Shift Shares or shares of common stock of Parent (“Parent Common Stock”) or any security exercisable for or convertible into Shift Shares or shares of Parent Common Stock, other than as set forth on Annex A (collectively, “Options”).

e. No Litigation. There is no Legal Proceeding pending against, or, to the knowledge of Voting Party, threatened against, Voting Party that would reasonably be expected to materially impair or materially adversely affect the ability of Voting Party to perform Voting Party’s obligations hereunder or to consummate the transactions contemplated by this Agreement.

3. Agreement to Vote Shares; Irrevocable Proxy; Further Assurances.

a. Each Voting Party agrees during the term of this Agreement to vote or cause to be voted the Parent Voting Shares that he, she or it Beneficially Owns, at every meeting of the stockholders of Parent at which such matters are considered and at every adjournment or postponement thereof: (i) in favor of (A) the Merger and the Merger Agreement and the other transactions contemplated thereby, (B) any proposal to adjourn or postpone such meeting of stockholders of Parent to a later date if there are not sufficient votes to approve the Merger, and (C) an amendment of Parent’s governing documents to extend the outside date for consummating the Merger; (ii) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent or Merger Sub under the Merger Agreement; and (iii) against (A) any proposal or offer from any Person (other than Shift or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Parent or Merger Sub, or (2) the issuance or acquisition of shares of capital stock or other equity securities of Parent or Merger Sub (other than as contemplated by the Merger Agreement); and (B) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Parent (including any amendments to Parent’s certificate of incorporation or bylaws other than in connection with the Merger).

b. Each Voting Party agrees during the term of this Agreement (x) to vote or cause to be voted the Shift Voting Shares he, she or it Beneficially Owns, at every meeting (or in connection with any request for action by written consent) of the stockholders of Shift at which such matters are considered and at every adjournment or postponement thereof, and (y) to execute a written consent or consents if stockholders of Shift are requested to vote their shares through the execution of an action by written consent, in each case to the extent such Shift Voting Shares are entitled to vote thereon pursuant to the Shift Charter: (i) in favor of (A) the Merger and the Merger Agreement and the other transactions contemplated thereby; (B) any proposal to adjourn or postpone such meeting of stockholders of Shift to a later date if there are not sufficient votes to approve the Merger; (C) the conversion of Shift’s outstanding shares of preferred stock into common stock immediately prior to, and contingent upon, the consummation of the Merger, with such shares of preferred stock to share equally in the merger consideration with common stock on a fully diluted basis and, in connection therewith, the acknowledgment and agreement that the Merger shall not constitute a Liquidation Event (as defined in the Shift Charter) or entitle any holder of Shift preferred stock to its liquidation preference pursuant to Section 5.02 of the Shift Charter; and (D) the termination of the Shift Affiliate Agreements, immediately prior to, and contingent upon, the consummation of the Merger; and (ii) against (A) any proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Company Entity, (2) the issuance or acquisition of shares of capital stock or other equity securities of any Company Entity, or (3) the sale, lease, exchange or other disposition of any significant portion of any Company Entity’s properties or assets; (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of any Company Entity under the Merger Agreement; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of any Company Entity’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Shift (including any amendments to the Shift Charter Documents), except as contemplated by this Agreement.

c. (1) Each Shift Stockholder hereby appoints Irakly George Arison Areshidze and any designee of Irakly George Arison Areshidze, and each of them individually, and (2) each holder of Parent Common Stock hereby appoints Daniel G. Cohen and John M. Butler and any designee of Daniel G. Cohen and John M. Butler, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Voting Shares in accordance with Sections 3(a) and 3(b). This proxy and power of attorney is given to secure the performance of the duties of Voting Party under this Agreement. Each Voting Party shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Voting Party shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Voting Party with respect to the Voting Shares. The power of attorney granted by Voting Party herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Voting Party. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

d. From time to time, at the request of Shift, each Shift Stockholder shall take, and at the request of Parent, each Voting Party holding Parent Voting Shares shall take, all such further actions, as may be necessary or appropriate to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement, and execute customary documents incident to the consummation of the Merger. Without limiting the generality of the foregoing, (i) each Voting Party holding Parent Voting Shares agrees to duly execute and deliver, in accordance with and as contemplated by the Merger Agreement, the Sponsor Letter Agreement; and (ii) each Shift Stockholder agrees to execute, in accordance with and as contemplated by the Merger Agreement, (A) a Letter of Transmittal tendering its Shift Voting Shares in the Merger, (B) a Stockholders Letter Agreement agreeing to, among other things, a market stand-off commitment with respect to Parent shares received in the Merger, and (C) such other instruments as may be reasonably requested to evidence the termination of the Shift Affiliate Agreements.

4. No Voting Trusts or Other Arrangement. Each Voting Party agrees that during the term of this Agreement Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares. Each Voting Party hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

5. Transfer and Encumbrance. Each Voting Party agrees that during the term of this Agreement Voting Party will not, directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of his, her or its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or Voting Party’s voting or economic interest therein. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of Voting Shares by any Voting Party to (a) an executive officer or director of Parent, (b) a Person holding more than 5% of the voting equity securities of Shift or Parent, (c) any investment fund or other entity controlled or managed by or under common management or control with such Voting Party or affiliates of such Voting Party, (d) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Voting Party, or (e) if such Voting Party is a corporation, limited liability company, partnership, trust or other entity, any stockholder, member, partner or trust beneficiary as part of a distribution; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and the Company, to be bound by all of the terms of this Agreement.

6. Appraisal and Dissenters’ Rights. Each Voting Party hereby (i) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Voting Party may have by virtue of ownership of Shift Voting Shares and (ii) agrees not to commence or participate in any claim, derivative or otherwise, against the Company relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with this Agreement, the Merger Agreement or the Merger.

7. Redemption and Registration Rights. Each Shift Stockholder agrees not to (a) exercise any right to redeem any Shift Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof or (b) exercise any registration rights or other rights granted pursuant to the Investor Rights Agreement, with respect to any Shift Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof.

8. Termination. This Agreement shall automatically terminate upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Merger Agreement is terminated in accordance with its terms. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 8 shall relieve any party of liability for any willful breach of this Agreement occurring prior to termination.

9. No Agreement as Director or Officer. Each Voting Party is signing this Agreement solely in its capacity as a stockholder of Parent or Shift, as applicable. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity (or in the capacity of any Affiliate, partner or employee of Voting Party) as a director or officer of Parent, Shift or any of their respective subsidiaries (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party in his, her or its capacity as a director or officer of Parent or Shift, and no actions or omissions taken in any Voting Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party from exercising his or her fiduciary duties as an officer or director to Parent, Shift or their respective stockholders, as applicable.

10. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entited at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

11. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12. Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the next Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on Annex A (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).

13. Miscellaneous.

a. Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties hereto irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

b. Waiver of Jury Trial. To the extent not prohibited by applicable Law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement, including but not limited to any course of conduct, course of dealing, oral or written statement or action of any party hereto.

c. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

d. Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic, facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

e. Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

f. Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

g. Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

h. Other Activities. Notwithstanding anything herein to the contrary, Goldman Sachs & Co. LLC and its affiliates, other than the undersigned and any other affiliate of Goldman Sachs & Co. LLC to which any Voting Shares are transferred as permitted under this Agreement, may engage in brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage, principal investing and other similar activities conducted in the ordinary course of their affiliates’ business.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PARENT:

INSURANCE ACQUISITION CORP.

By:	/s/ John Butler
Name:	John Butler
Title:	Chief Executive Officer and President

SPONSOR:

INSURANCE ACQUISITION SPONSOR, LLC

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Chief Executive Officer

DIOPTRA ADVISORS, LLC

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Chief Executive Officer

SHIFT:

SHIFT TECHNOLOGIES, INC.

By:	/s/ Irakly George Arison Areshidze
Name:	Irakly George Arison Areshidze
Title:	Co-Chief Executive Officer

SHIFT STOCKHOLDERS: LITHIA MOTORS, INC.

By:	/s/ Bryan DeBoer
Name: Bryan DeBoer
Title: Chief Executive Officer

BMW I VENTURES SCS, SICAV RAIF

Duly Itself	represented by: BMW 1 Ventures, Inc. Itself duly represented by:
/s/ Ulrich Quay
Name: Ulrich Quay
Title: Managing Partner

/s/ Kasper Sage
Name: Kasper Sage
Title: Partner

GLOBAL PRIVATE OPPORTUNITIES PARTNERS II LP

By:	GS Investment Strategies, LLC
Its:	Investment Manager

By:	/s/ Sami Ahmad
Name: Sami Ahmad
Title: Authorized Signatory

GLOBAL PRIVATE OPPORTUNITIES PARTNERS II OFFSHORE HOLDINGS LP

By:	GS Investment Strategies, LLC
Its:	Investment Advisor

By:	/s/ Sami Ahmad
Name: Sami Ahmad
Title: Authorized Signatory

ALLIANCE VENTURES B.V. A limited liability company duly incorporated in the Netherlands, Having its registered office at Jachthavenweg 130, 1081KJ Amsterdam

By:	/s/ Christian Noske
Name: Christian Noske
Title: Chairman

G2VP I, LLC for itself and as nominee for G2VP Founders Fund I, LLC

By:	G2VP I Associates, LLC
Its:	Managing Member

By:	/s/ Brook Porter
Name: Brook Porter
Title: Managing Member

DCM VENTURES CHINA FUND (DCM VIII), L.P.
DCM VIII, L.P.
DCM AFFILIATES FUND VIII, L.P.

By:	DCM Investment Management VIII, L.P.
Its:	General Partner

By:	DCM International VIII, Ltd.
Its:	General Partner

By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Authorized Signatory

THRESHOLD VENTURES I, L.P. By: Threshold Ventures I General Partner, LLC

By:	/s/ Emily Melton
Name: Emily Melton
Title: Managing Partner

THRESHOLD VENTURES I PARTNERS FUND, LLC

By:	/s/ Emily Melton
Name: Emily Melton
Title: Managing Partner

HIGHLAND CAPITAL PARTNERS 9 LIMITED PARTNERSHIP

By:	Highland Management Partners 9 Limited Partnership
Its:	General Partner

By:	Highland Management Partners 9, LLC
Its:	General Partner

By:	/s/ Dan Nova
Name: Dan Nova
Title: General Partner

HIGHLAND CAPITAL PARTNERS 9-B LIMITED PARTNERSHIP

By:	Highland Management Partners 9 Limited Partnership
Its:	General Partner

By:	Highland Management Partners 9, LLC
Its:	General Partner

By:	/s/ Dan Nova
Name: Dan Nova
Title: General Partner

HIGHLAND ENTREPRENEURS’ FUND 9 LIMITED PARTNERSHIP

By:	Highland Management Partners 9 Limited Partnership
Its:	General Partner

By:	Highland Management Partners 9, LLC
Its:	General Partner

By:	/s/ Dan Nova
Name: Dan Nova
Title: General Partner

IGA Holdings LLC

By:	/s/ Irakly George Arison Areshidze
Name: Irakly George Arison Areshidze
Title: Managing Director

Irakly George LLC

By:	/s/ Irakly George Arison Areshidze
Name: Irakly George Arison Areshidze
Title: Managing Director

Irakly George Arison Areshidze

/s/ Irakly George Arison Areshidze

Tobias Russell
/s/ Tobias Russell

Christian Ohler
/s/ Christian Ohler

Celia Cadwell
/s/ Celia Cadwell

Parker Cadwell
/s/ Parker Cadwell

Morgan Knutson
/s/ Morgan Knutson

Giorgi Areshidze
/s/ Giorgi Areshidze

Annex A

Shift Voting Shares

Investor	239,079,230 Outstanding Shares	81.6% Outstanding Ownership	Cumulative %	86,661,588 Warrants to Purchase Shift Shares	18,543,186 Options to Purchase Shift Shares
A-Fund, L.P.	1,905,093	0.7%	0.7%
Alliance Ventures B.V.	24,826,062	8.5%	9.1%
BMW i Ventures Fund SCS SICAV RAIF	31,136,184	10.6%	19.7%
Celia Cadwell	507,500	0.2%	19.9%
Christian Michael Ohler	4,860,556	1.7%	21.6%		4,283,255
DCM Affiliates Fund VIII, L.P.	488,246	0.2%	21.7%
DCM Ventures China Fund (DCM VIII), L.P.	19,816,203	6.8%	28.5%
DCM VIII, L.P.	1,639,190	0.6%	29.1%
DFJ	17,006,468	5.8%	34.9%
DFJ	1,889,602	0.6%	35.5%
DFJ Venture XI Partners Fund, LLC	157,097	0.1%	35.6%
DFJ Venture XI, L.P.	1,413,871	0.5%	36.1%
G2VP I, LLC for itself and as nominee for G2VP Founders Fund I, LLC	24,716,700	8.4%	44.5%
Giorgi Areshidze	505,000	0.2%	44.7%
Global Private Opportunities Partners II LP	13,285,753	4.5%	49.2%
Global Private Opportunities Partners II Offshore Holdings LP	14,499,144	4.9%	54.1%
Highland Capital Partners 9 Limited Partnership	13,496,767	4.6%	58.8%
Highland Capital Partners 9-B Limited Partnership	5,813,593	2.0%	60.7%
Highland Entrepreneurs' Fund 9 Limited Partnership	1,178,088	0.4%	61.1%
IGA Holdings, LLC	1,228,888	0.4%	61.6%
Irakly George Arison Areshidze		0.0%	61.6%		5,555,586
Irakly George Arison Areshidze	6,564,210	2.2%	63.8%
Irakly George LLC	1,899,550	0.6%	64.4%
Lithia Motors, Inc.	42,416,149	14.5%	78.9%	86,661,588
Morgan Knutson	509,316	0.2%	79.1%
Parker Cadwell	505,000	0.2%	79.3%
Tobias Russell	6,815,000	2.3%	81.6%		8,704,345

Parent Voting Shares

	Class A Common Stock	Class B Common Stock	Warrants (for Class A common)

Insurance Acquisition Sponsor, LLC	375,000	1,875,000	187,500

Dioptra Advisors, LLC	0	3,228,333